Exhibit 10.2a

ADDENDUM TWO

TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This ADDENDUM TWO TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum Two”) is dated effective as of October 31, 2012, and is entered into between GK Financing, LLC, a California limited liability company (“GKF”) or its wholly owned subsidiary whose obligation under this Agreement shall be guaranteed by GKF, and OSF Healthcare System, an Illinois not for profit corporation, owner and operator of St. Francis Medical Center (“Medical Center”), with reference to the following recitals:

Recitals:

WHEREAS, on February 18, 2000, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit, as amended by a certain Addendum to Lease Agreement for a Gamma Knife Unit dated as of April 13, 2007 (as amended, the “Lease”); and

WHEREAS, the parties desire to amend the terms and provisions of the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1.	Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.	Extend System.

a.	It is acknowledged that the Medical Center wishes to add the Extend system to the Perfexion Model.

b.	Subject to the terms and conditions set forth in Section 3 (Per Procedure Payment) below, (i) GKF at GKF’s cost and expense shall add the Extend system to the Perfexion Model; and (ii) GKF shall use its commercially reasonable efforts to perform the Extend system addition in fourth quarter 2013.

3.	Per Procedure Payment.

a.	Without modifying, amending or otherwise affecting the per procedure payments payable by Medical Center for the Perfexion Model under the Lease, commencing from and after the first clinical use of the Extend system, Medical Center shall pay to GKF a per treatment payment for using the Extend system, which payment shall be in the amount of Ten Thousand Dollars ($10,000) per treatment, irrespective of the number of treatments performed using the Extend system. As used in this Addendum Two, the term “treatment” shall mean each course of treatment (two to five fractions), whether performed on an inpatient or outpatient basis, during which a patient receives treatment using the Extend and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Extend system. Medical Center shall be billed on the fifteenth (15th) and the last day of each month for the actual number of treatments performed using the Extend system during the first and second half of the month, respectively. Medical Center shall pay the treatments invoiced within thirty (30) days after being invoiced. Interest shall begin to accrue at the rate of 1-112% per month on all invoices remaining unpaid after 45 days.

4.	Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum Two.

5.	Full Force and Effect. Except as amended by this Addendum Two, all of the terms and provisions of the Lease shall remain in full force and effect and shall be applicable to the Extend system, where appropriate; provided that, nothing set forth in this Addendum Two shall modify, amend or otherwise affect any of the parties respective obligations under the Lease with respect to the Perfexion Model.

IN WITNESS WHEREOF, the parties have executed this Addendum Two effective as of the date first written above.

GK FINANCING, LLC		OSF HEALTHCARE SYSTEM, owner and operator of Saint Francis Medical Center

By:	/s/ Ernest A. Bates	By:	/s/ Kevin D. Schocplein

Name:	Ernest A. Bates, M.D.	Name:	Kevin D. Schocplein

Title:	GKF Policy Committee Member	Title:	CEO